Exhibit 10.7

409A Amendment

to the

Surrey Bank & Trust

Directors’ Deferral Plan

Surrey Bank & Trust (“Bank”) implemented the Surrey Bank & Trust Directors’ Deferral Plan on February 18, 2005 (“Agreement”). Pursuant to Subparagraph VI (A) of the Agreement, the Bank has obtained the permission of each participating Director to adopt this 409A Amendment, effective February 18, 2005.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1.	Subparagraph III (A), “Election of Participant’s Deferred Compensation”, shall be deleted in its entirety and replaced with the following Subparagraph III (A):

Deferral Elections – In General:

In any year during which the Participant defers fees and compensation (defined in Section II), the Participant shall file an Election Form for any fees and compensation deferred. Such form shall be filed with the Plan Administrator no later than the close of the Participant’s taxable year next preceding the service year, and such election and is effective only to defer fees and compensation that has not yet been earned by the Participant at the time of the election.

A deferral election submitted for a particular year may continue to be valid for succeeding years until changed or modified. Deferral elections, once made, however, are irrevocable as of the last permissible date on which such deferral elections may be made.

Initial Deferral Election(s):

Upon notification of eligibility in this Agreement during the initial Plan Year, and if the Participant elects to defer fees and compensation, the Participant shall deliver to the Plan Administrator a signed and dated Election Form.

The Participant shall deliver such form to the Plan Administrator within thirty (30) days of notification of eligibility, and shall set forth on the forms: (a) the percent (%) or dollar amount of fees and compensation to be deferred; and (b) the distribution elections.

Subsequent Changes to Time and Form of Payment:

The Bank may permit a subsequent change to form and timing of payments (a “subsequent deferral election”). Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any subsequent deferral election will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

2.	Subparagraph III (B) (ii), “Early Withdrawal due to an Unforeseeable Emergency”, shall be deleted in its entirety and replaced with the following Subparagraph III (B) (ii):

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Early Withdrawal due to an Unforeseeable Emergency:

The Bank will permit early withdrawals for an unforeseeable emergency under certain circumstances arising as a result of events beyond the control of the Participant. The Participant may submit an application for an in-service early withdrawal due to an unforeseeable emergency to the Board of Directors. If, in the discretion of the Board, the Participant is permitted to take an early withdrawal due to an unforeseeable emergency, the Board shall make a distribution to such Participant from the Participant’s Account. Such distribution shall be paid in one (1) lump sum payment within thirty (30) days after the Board determines that the Participant is permitted to take an early withdrawal due to an unforeseeable emergency. The amount of such lump sum payment shall be limited to the amount reasonably necessary to meet the Participant’s requirements to the extent such emergency is not relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, will not cause severe financial hardship or by cessation of deferrals. For purposes of this section the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent, or the Participant’s Beneficiary, loss of the Participant’s property due to casualty, other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The imminent foreclosure of or eviction from the service provider’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an unforeseeable emergency. At all times this definition shall be construed in accordance with the definition under Section 409A. Upon receipt of payment under the terms of this provision, Participant is entitled to terminate any current deferral elections.

3.	The following provision regarding “Separation from Service” distributions shall be added as a new Subparagraph III (G), as follows:

Separation from Service:

Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Participant’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).

4.	A new Subparagraph III (H) shall be added as follows:

Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for 6 months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month.

5.	Subparagraph V (A), “Prior to Commencement of Payments”, shall be amended to delete the words “at the discretion of the Bank” from the first sentence and to replace them with the words “in the absence of an effective Election”.

6.	Subparagraph V (B), “Subsequent to Commencement of Payments”, shall be amended to delete the words “at the discretion of the Bank” from the first sentence and to replace them with the words “in the absence of an effective Election”.

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7.	A new Subparagraph VI (G) shall be added as follows:

Certain Accelerated Payments:

The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Participant of deferred amounts, provided that such distribution(s) meet(s) the requirements of Section 1.409A-3(j)(4).

Therefore, the foregoing changes are approved.

/s/ Mark H. Towe	/s/ David R. Sawyer, VP
For the Bank	For the Trustee: Eastern Bank

Date: May 20, 2008	Date: June 3, 2008

/s/ Edward C. Ashby, III
Edward C. Ashby, III, Director
Date: May 20, 2008

/s/ William A. Johnson
William A. Johnson, Director
Date: May 20, 2008

/s/ Elizabeth J. Lovill
Elizabeth J. Lovill, Director
Date: May 20, 2008

/s/ Robert H. Moody
Robert H. Moody, Director
Date: May 20, 2008

/s/ Floyd E. Rees
Floyd E. Rees, Director
Date: May 20, 2008

/s/ Tom G. Webb
Tom G. Webb, Director
Date: May 20, 2008

/s/ Buddy E. Williams
Buddy E. Williams, Director
Date: May 20, 2008

/s/ Curtis H. Wright
Curtis H. Wright, Director
Date: May 23, 2008

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